--------------------------------------------------------------------------------
   As filed with the Securities and Exchange Commission on December 23, 1998

                                            Registration Statement No. 333-68019

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
         --------------------------------------------------------------
                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
         --------------------------------------------------------------



                            MARVEL ENTERPRISES, INC.
             (Exact Name of Registrant as Specified in its Charter)

           Delaware                                         13-3711775
 (State or Other Jurisdiction of                         (I.R.S. Employer
 Incorporation or Organization)                          Identification Number)

                                685 Third Avenue
                            New York, New York 10017
                                 (212) 588-5100
               (Address, Including Zip Code and Telephone Number,
        Including Area Code, of Registrant's Principal Executive Offices)

                                Morton E. Handel
                              Chairman of the Board
                                685 Third Avenue
                            New York, New York 10017
                                 (212) 588-5100
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)


                              --------------------
                                    copy to:
                             John N. Turitzin, Esq.
                                Battle Fowler LLP
                               75 East 55th Street
                            New York, New York 10022
                                 (212) 856-7000


           Approximate date of commencement of proposed sale to public: From time to time or at one time after the effective date of this registration statement as determined by market conditions.

           If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
           If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
           If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
           If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

           If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


           The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

782128.2

--------------------------------------------------------------------------------

                                                                      Prospectus


                            MARVEL ENTERPRISES, INC.

                        36,642,683 Shares of Common Stock

                 15,620,234 Shares of 8% Cumulative Convertible
                          Exchangeable Preferred Stock


                      All of the shares offered under this
                 Prospectus are offered by selling stockholders
                       and not by Marvel Enterprises, Inc.

           ----------------------------------------------------------


           We are a leading entertainment-based marketing and licensing company operating in the licensing, comic book publishing, toy, trading card and children's activity sticker businesses on a worldwide basis.


           This prospectus relates to the offer and sale from time to time by the persons listed under "Selling Stockholders" of up to 36,642,683 shares of our common stock and 15,620,234 shares of our 8% Cumulative Convertible Exchangeable Preferred Stock. In this prospectus, our 8% Cumulative Convertible Exchangeable Preferred Stock is often referred to as "8% preferred stock." The common stock offered through this prospectus includes shares that may be issued upon conversion of 8% preferred stock. The common stock is listed for trading on the New York Stock Exchange under the symbol "MVL". The 8% preferred stock is not listed for trading on any national securities exchange or on the Nasdaq Stock Market.

           The selling stockholders may offer the shares of common stock and/or 8% preferred stock covered by this prospectus from time to time. The selling stockholders have not yet chosen the methods by which they will determine the offering prices of any of those shares that they choose to sell. The selling stockholders will pay any brokerage fees or commissions relating to the sales by them. See "Plan of Distribution." The selling stockholders may choose to sell all of their shares, to sell only a portion of their shares, or to sell none of their shares.

           We will not receive any of the proceeds of sales by the selling stockholders. We are paying the costs of preparing and filing the Registration Statement that includes this prospectus.

           See "Risk Factors" beginning on page 5 for certain factors relevant to an investment in our common stock and/or 8% Preferred Stock.

           Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.


                                December 23, 1998


782128.2

                                TABLE OF CONTENTS


                                                                           Page
Prospectus Summary............................................................3
Risk Factors..................................................................5
Ratio of Combined Fixed Charges and
   Preference Dividends to Earnings..........................................11
Forward-Looking Statements...................................................12
Federal Income Tax Considerations............................................13
Use of Proceeds..............................................................16
Selling Stockholders.........................................................17
Plan of Distribution.........................................................22
Where You Can Find More Information..........................................23
Experts......................................................................24
Legal Matters................................................................24













782128.2
                                        3

                               PROSPECTUS SUMMARY


           Because this is a summary, it does not contain all the details that may be important to you. You should read this entire prospectus carefully before you invest.

Marvel Enterprises, Inc.

           We are a leading entertainment-based marketing and licensing company operating in the licensing, comic book publishing, toy and trading card businesses. In addition, we currently operate a children's activity sticker businesses which we do not intend to continue. Our proprietary library of intellectual property is comprised of over 3,500 characters (the "Marvel Characters"). We believe that this library, which includes characters such as Spider- Man, X-Men, Hulk, Fantastic Four, Captain America and Iron Man, is one of the most recognizable libraries in the entertainment industry.

           Our company was called "Toy Biz, Inc." until October 1, 1998. On that day, we acquired Marvel Entertainment Group, Inc., which had been in bankruptcy since December 1996, and changed our name to Marvel Enterprises, Inc. When we use the term "Marvel Entertainment" in this prospectus, we are referring to Marvel Entertainment Group. The term "Marvel" refers to our company, Marvel Enterprises, Inc. We acquired Marvel Entertainment by means of a merger (between Marvel Entertainment and a wholly owned subsidiary of ours), and that is the merger that is referred to whenever this prospectus uses the term, "the merger." The merger was part of a plan of reorganization for Marvel Entertainment (referred to in this prospectus as "the Marvel Entertainment plan of reorganization") that was proposed, and ultimately confirmed by the court, in Marvel Entertainment's bankruptcy case.

           We operate through the following five business divisions:

           1. Marvel Comics. We believe that Marvel Comics is one of the leading publishers of comic books and one of the largest licensors of proprietary characters in the world. Marvel Comics has been publishing comic books based upon the Marvel Characters since 1939, and has consistently published some of the world's most popular comic book titles.

           2. Toy Biz. Toy Biz designs, develops, markets and distributes, on a worldwide basis, both innovative and traditional toys in the boys', girls', preschool, activity and electronic toy categories. Toy Biz's products are based on popular entertainment properties, including the Marvel Characters, Sony's Godzilla and World Championship Wrestling (WCW/NwO), and consumer brand names like Gerber.

           3. Marvel Media. We pursue our strategy of maximizing media exposure for the Marvel Characters primarily through Marvel Media. Marvel Media seeks to establish a broad array of licensing relationships, including licenses with studio and network partners for television, motion picture and home video projects.

           4. Fleer/SkyBox. We believe that Fleer/SkyBox is the leading marketer of sports and entertainment trading cards in the world.

           5. Panini. We believe that Panini is the world leader in the children's activity sticker market. Panini's sticker products focus on European, World Cup and other soccer leagues and events as well as entertainment properties. Panini also operates a Europe-based regional adhesive paper business. We do not intend to continue the Panini business lines in light of Panini's deficit in net tangible assets.

           Our executive offices are located at 685 Third Avenue, New York, New York 10017 and our telephone number is (212) 558-5100.



782128.2
                                        4

Securities to be Offered


           This prospectus relates to the offer and sale of two types of stock in Marvel Enterprises: our common stock and our 8% preferred stock. Each share of 8% preferred stock:

           o   can be converted by its owner into 1.039 shares of common stock;

           o   votes generally with the common stock as one class;

           o has the same voting power as 1.039 common shares when it votes with the common stock; and

           o can be forced to convert into common stock beginning on October 1, 2001 if the trading price of the common stock is above a certain dollar amount.

           The shares of stock covered by this prospectus are not owned by Marvel. Those shares are owned by stockholders listed in the section of the prospectus called "Selling Stockholders." Those selling stockholders, not Marvel, will be the sellers if and when any shares of stock are offered or sold under this prospectus. The selling stockholders may sell their shares from time to time, rather than all at once. The selling stockholders may choose to sell all of their shares, to sell only a portion of their shares, or to sell none of their shares. The sales prices are yet to be determined. The selling stockholders will pay any brokerage fees or commissions relating to their sales. See the section of the prospectus called "Plan of Distribution."

           We will not receive any of the proceeds of sales by the selling stockholders. We are paying the costs of preparing and filing the Registration Statement that includes this prospectus.

           A total of 36,642,683 shares of common stock and 15,620,234 shares of 8% preferred stock are covered by this prospectus.

Federal Income Tax Considerations

           See "Federal Income Tax Considerations," which discusses certain U.S. federal income tax consequences that may result from the purchase of the common stock or the 8% preferred stock offered by this prospectus.




782128.2
                                        5

                                  RISK FACTORS


You should consider carefully the following risk factors together with all of the other information included or incorporated by reference in this prospectus before you decide to purchase shares of our common stock or 8% preferred stock. This section includes or refers to certain forward-looking statements. You should refer to the explanation of the qualifications and limitations on such forward-looking statements discussed on page 3 of the prospectus.

Risks to Holders of Common Stock and 8% Preferred Stock Are Increased Because We Have More than $200 Million of Indebtedness

           Our indebtedness poses risks to holders of common stock and 8% preferred stock. We have a lot of indebtedness. We have outstanding indebtedness of approximately $200 million and have guaranteed $27 million of the indebtedness of Panini, as discussed below. Our indebtedness consists of $200 million owed to UBS AG, Stamford Branch (the "Bridge Loan Facility") that was used to fund the acquisition of Marvel Entertainment. In addition, we expect to borrow under a new $50 million credit facility (the "New Credit Facility").

           The amount of our indebtedness could have important consequences to holders of our common stock and 8% preferred stock, including, but not limited to, the following:

           o our ability to borrow money or sell stock when we want to for working capital, capital expenditures, acquisitions, general corporate or other purposes may be limited;

           o a substantial portion of whatever cash we make from our business will be needed to pay the principal of, and interest on, our indebtedness;

           o we have made promises in our loan agreements that could limit our ability to develop our business and expand; and

           o our indebtedness may make us more vulnerable to economic downturns, limit our ability to withstand competitive pressures and reduce our flexibility in responding to changing business and economic conditions.

           Our ability to pay dividends on the 8% preferred stock, to pay interest on our indebtedness, to repay our lenders and to operate and build our business will depend on our operating success, which could be affected by many factors, including general economic conditions and other factors beyond our control. If we do not fulfill the promises that we made in our loan agreements, we might be forced to pay back all of the indebtedness under those loan agreements immediately. We believe that the cash we generate by operating our business, together with borrowings under our New Credit Facility, will be sufficient to make required payments under our loan agreements and to cover our other cash requirements, but if that is not the case, we might be required to try to renegotiate our loan agreements or try to refinance all or a portion of our indebtedness or to obtain additional financing. It is possible that we will be unable to renegotiate our loan agreements, refinance that indebtedness or obtain additional financing.

We Might Not Be Able to Refinance Our Bridge Loan Facility

           We are obligated to repay the Bridge Loan Facility by September 27, 1999. This obligation is secured by a lien on virtually all of our assets, including the assets of all of our subsidiaries except Panini. It is possible that we may not be able to obtain alternate financing in order to repay the Bridge Loan Facility.



782128.2
                                        6

Competition


           We operate in highly competitive industries. We compete in the toy, comic book publishing, trading card, licensing and media businesses with many larger, integrated companies that have greater financial and other resources and more established distribution organizations. Competition may adversely affect our results of operations or financial condition.

We Might Not Be Able to Integrate Marvel Entertainment or Achieve Anticipated Cost Savings

           The success of the merger will depend in part on our ability to effectively integrate the businesses of Toy Biz and Marvel Entertainment. The process of integrating the businesses of Toy Biz and Marvel Entertainment may involve unforeseen difficulties and may require a disproportionate amount of time and attention of our management and financial and other resources. Although we believe that we have the opportunity for synergies and cost savings, the timing or amount of synergies or cost savings that may ultimately be attained is uncertain. Some of the anticipated benefits of the merger may not be achieved if our operations are not successfully integrated in a timely manner. The difficulties of that integration may initially be increased by the necessity of coordinating and integrating personnel with different business backgrounds and corporate cultures. We might not be able to integrate effectively Marvel Entertainment's operations. If we are not successful in this combination, if the combination takes longer than anticipated, or if the integrated operations fail to achieve market acceptance, our business could be adversely affected. In addition, implementation of our business strategy will be subject to numerous other contingencies beyond our control, including general and regional economic conditions, interest rates, competition, and the ability to attract and maintain skilled employees. As a result, the merger might not be successful, our business strategies might not be effective and we might not be able to achieve our goals.

There Has Been a Decline in the Business of Marvel Entertainment and Toy Biz

           In 1995 and 1996 there was an overall decline in Marvel Entertainment's core publishing and trading card businesses which had a material adverse effect on Marvel Entertainment. This decline, when taken in connection with indebtedness incurred by Marvel Entertainment in connection with its acquisition program, ultimately caused Marvel Entertainment's filing for reorganization under chapter 11 of the Bankruptcy Code in 1996. Marvel Entertainment's publishing revenues, along with those of the overall comic book industry, declined primarily as a result of reduced readership, lower speculative purchases and lower selling prices, which in turn caused a contraction in the number of comic book specialty stores. These store closings further hurt Marvel Entertainment's net publishing revenues. In addition, Fleer/SkyBox's trading card markets contracted during 1995 through 1997, although this contraction appears to be slowing. The decline in the comic book and trading card business could continue or get worse. Moreover, a labor dispute in any of the professional team sports could have a material adverse effect on the trading card industry. As of the date of this prospectus there is such a dispute with the National Basketball Association, with which we have licensing arrangements. We believe that the renegotiated terms of certain of these professional team sports licenses, including the terms of the National Basketball Association license, will minimize the effect of any labor disputes on Fleer/SkyBox.

           The bankruptcy of Marvel Entertainment also caused a decline in our toy business because a substantial portion of our toy products were based on the Marvel Characters. Our Marvel Characters toy business might not return to its pre-bankruptcy levels. In addition, during the third quarter of 1998, Marvel's operations began to hurt by the decision of certain major retailers to significantly reduce their toy inventory levels.

           We believe the sales and the profitability of each of Marvel's businesses have been hurt by concerns about the effect of Marvel Entertainment's bankruptcy proceedings among customers and others with whom we do business. While we believe that the consummation of the

Marvel Entertainment plan of reorganization has alleviated these concerns, our sales and profitability might continue to be adversely affected.



782128.2
                                        7

We Might Not be Able to Implement Our Strategy

           The success of our strategy depends in large part upon consumer acceptance of the Marvel Characters and products and licensing and promotional television and other programs related to them. Consumer acceptance of many of these products is dependent on our being able to successfully secure a stable flow of media relating to the Marvel Characters, the popularity of these television programs and other media events, and consumer interest in our core product categories. Scheduled or anticipated television programs or other media events might not occur at all or, if they occur, they might not continue to be broadcast or otherwise result in substantial marketing value to, or sales of, our products. Further, the goodwill associated with the Marvel Characters or any of the other intellectual property upon which any of our products are based might not add marketing value to our products or our core products might not maintain the buying interest of consumers. Our new and existing products are also subject to changing consumer preferences. Some products are successfully marketed for a limited period, sometimes only one or two years. Existing product lines might not retain their current popularity or new products developed by us might not meet with the same success as our current products. While it is impossible to predict future trends in the toy, comic book and trading card industries, we believe our product line is sufficiently diverse to benefit from such trends. However, we might not accurately anticipate future trends or be able to successfully develop, produce and market products to take advantage of market opportunities presented by those trends.

Marvel Entertainment's Bankruptcy Proceedings Might Cause Us to Lose Licensing Arrangements

           Marvel Entertainment is a party to various licensing arrangements that were rejected pursuant to Marvel Entertainment's plan of reorganization, the loss of which, if not renegotiated, could have a material adverse effect on Marvel. Although there can be no assurances, we believe that these licensing arrangements can be renegotiated on terms acceptable to us.

We have Guaranteed Panini's Indebtedness

           Panini has outstanding borrowings of Italian Lire 280.6 billion (approximately $168.4 million based on exchange rates in effect on November 20, 1998) under renegotiated credit facilities entered into pursuant to Marvel Entertainment's plan of reorganization. Under Marvel Entertainment's plan of reorganization, we have guarantied $27 million of that indebtedness.

We Depend on Raw Materials and Foreign Manufacturers

           The principal raw materials used in the production and sale of our toy products are plastics and paper products. Raw materials are generally purchased by the manufacturers who deliver completed products to us. We believe that an adequate supply of raw materials used in the manufacture of our toy products is readily available from existing and alternative sources at reasonable prices, but a disruption in raw material supplies, could harm our business, especially if we could not obtain alternative sources of supply in a timely manner.

           A large number of our toy products are manufactured in China. While we are not dependent on any single manufacturer in China to supply us with toy products, we are subject to the risks of foreign manufacturing, including currency exchange fluctuations, transportation delays and interruptions, and political or economic disruptions affecting international businesses generally. Our ability to obtain products from our Chinese manufacturers is dependent upon the United States' trade relationship with China. The "Most Favored Nation" status of China, which is reviewed annually by the United States government, is a regular topic of political controversy. The loss of China's "Most Favored Nation" status would increase the cost of importing products from China significantly, which could



782128.2
                                        8
have a material adverse effect on us. The imposition of further trade sanctions on China could result in significant supply disruptions or higher merchandise costs to us. We might not be able to find alternate sources of manufacturing outside China on acceptable terms even if we want or need to.

           We purchase goods from manufacturers in China mostly in Hong Kong dollars and, accordingly, fluctuations in Hong Kong monetary rates may have an impact our cost of goods. In recent years, the value of the Hong Kong dollar has been tied to the value of the United States dollar, eliminating fluctuations between the two currencies. The Hong Kong dollar, however, might not continue to be tied to the United States dollar. Furthermore, appreciation of Chinese currency values relative to the Hong Kong dollar could increase our cost of products manufactured in China and harm our business.

We Depend on a Single Comic Book Distributor

           We distribute our comic book publications to specialty market retailers and direct market comic book shops through an unaffiliated entity. The distribution agreement with this entity is for a term of three-and-a-half years and automatically renews for succeeding one-year periods unless terminated by either party. Either party has the right to terminate upon the happening of certain events. This distributor is the only major provider for the direct comic book market, and as a result, a termination of this agreement would significantly disrupt our publishing operations in the short term. We believe that the termination of the current distribution agreement would not have a long-term material adverse effect on us. Such a termination, however, might materially harm our financial condition or results of operations or both.

We Must Often Make Advance Payments and Guarantee Royalties Under Licenses That We Acquire

           A determination to acquire a character license must frequently be made before the commercial introduction of the property in which a licensed character appears, but the license arrangements often require us to pay non-refundable advances or guaranteed minimum royalties. Accordingly, the success of character licenses acquired by us is dependent upon our ability to accurately assess the future success and popularity of the character properties which are under evaluation, to bid for the properties on a selective basis in accordance with our evaluation and to capitalize on the properties for which we have obtained licenses in an expeditious manner. The success of our products produced under license depends in part on whether the strength of the licensed property will produce marketing value for the product. Products produced under the licenses acquired by us might not obtain significant market acceptance.

We Must Constantly Protect Against Loss of Our Intellectual Property

           We believe that our roster of Marvel Characters represents one of our most valuable assets. We currently conduct an active program of maintaining and protecting our principal trademarks and our copyrights on the Marvel Characters and publications in the United States and in approximately 55 foreign countries. Our principal trademarks have been registered in the United States, certain of the countries in Western Europe and South America, Japan, Israel and South Africa. The issuance of a patent or copyright does not carry any certainty of successful application or commercial success. There can be no assurances that this protection will be adequate to deter misappropriation of the Marvel Characters, that these proprietary rights will be upheld if we seek to enforce these rights against an infringer or that we will have sufficient resources to prosecute our rights. Moreover, although we believe that the Marvel Characters do not infringe upon the proprietary rights of others, there can be no assurance that other parties will not assert infringement claims against us in the future or that such claims will not require us to undergo protracted and costly litigation regardless of the merits of those claims.



782128.2
                                        9

The Outcome of Stockholder Votes is Controlled by a Small Number of Stockholders

           Holders of over 60% in voting power of our stock have entered into a stockholders' agreement with us. Those holders include Isaac Perlmutter and certain of his affiliates, Avi Arad, Mark Dickstein and certain of his affiliates, and certain former creditors of Marvel. Messrs. Perlmutter, Arad and Dickstein are directors of Marvel. The Stockholders' agreement provides, among other things, that its parties shall nominate and vote in favor of each other's designated members of our Board of Directors.

We Depend on Our Key Personnel

           Our ability to maintain our competitive position depends to some degree on our ability to retain and attract highly qualified personnel with appropriate industry and professional expertise. Competition for such personnel is intense. We are also dependent on certain members of our management, the loss of whose services could adversely affect Marvel's business and results of operations.

Our Business is Highly Seasonal

           Our toy business experiences a significant seasonal pattern in sales and net income due to the heavy demand for toys during the Christmas season. During 1995, 1996 and 1997, 69%, 64% and 67%, respectively, of our domestic net toy sales were realized during the months of July through December. This seasonal pattern requires significant use of working capital mainly to build inventory during the year, prior to the Christmas selling season. We expect that our business will continue to experience a significant seasonal pattern for the foreseeable future.

           We sell sports trading cards in baseball, basketball and football throughout the year. Sales of our sports trading cards peak at or near the beginning and mid-point of the sports season to which a specific product relates. Sales of entertainment-related products tend to be less seasonal, although sales of products related to a motion picture or animated series are generally planned to begin at the time of first release or subsequent video release in the case of a major motion picture.

           Our licensing revenues may vary from period to period depending on the volume and extent of licensing agreements entered into during any particular period of time, as well as the level and commercial success of the media exposure of the Marvel Characters.

Our Business is Subject to Many Government Regulations

           We are subject to the provisions of, among other laws, the Federal Hazardous Substances Act and the Federal Consumer Product Safety Act. Those laws empower the Consumer Product Safety Commission (the "CPSC") to protect children from hazardous toys and other articles. The CPSC has the authority to exclude from the market articles which are found to be hazardous. Similar laws exist in some states and cities in the United States, Canada and Europe. We maintain a quality control program (including the inspection of goods at factories and the retention of an independent quality-inspection firm) to try to ensure compliance with applicable laws. Our business exposes us to potential product liability risks which are inherent in the design, marketing and sale of children's products. We currently maintain product liability insurance and an umbrella liability policy. In the event of a successful claim against us, a lack of sufficient insurance coverage could have a material adverse effect on our business and operations. Moreover, though we maintain what we consider to be adequate insurance, any successful claim could materially and adversely affect our reputation and prospects.

Our Historical Financial Information Is Not Comparable to Our Current Financial Results

           As a result of the consummation of Marvel Entertainment's plan of reorganization and the merger on October 1, 1998, we are operating the formerly separate businesses of Toy Biz and Marvel Entertainment on a combined basis under a new corporate structure and a new capital structure. Accordingly, our



782128.2
                                        10
financial condition and results of operations from and after that date will not be comparable to the financial condition or results of operations reflected in the historical financial statements of Toy Biz and Marvel Entertainment incorporated by reference into this prospectus.


There is No Public Market for the 8% Preferred Stock

           There is currently no public market for the 8% preferred stock. It is possible that an active trading market in the 8% preferred stock will not develop and that purchases of the shares of 8% preferred stock offered by this prospectus will be an illiquid investment.

Holdings of 8% Preferred Stock Are Highly Concentrated in a Small Number of Holders

           A significant portion of the outstanding shares of 8% preferred stock are held by a relatively small number of stockholders. Sales of a large number of the outstanding shares of 8% preferred stock at once, or within a limited period of time, might have a significant negative effect on the price an investor could otherwise expect to receive for shares of 8% preferred stock.

There is a Risk of Tax Liability on Non-Cash Income Resulting from Dividends Paid in Kind on the 8% Preferred Stock

           Dividends on the 8% preferred stock may be paid, at our option, either in cash or in additional shares of 8% preferred stock. Dividends paid in additional shares of 8% preferred stock are said to be paid "in kind." We have promised some of our lenders that we will pay dividends only in kind for as long as we owe money to them. Dividends paid in kind may be taxable income to holders of 8% preferred stock even though those dividends provide no cash to those holders.

We Can Redeem the 8% Preferred Stock

           If a company buys shares of its stock from the holders of that stock, it is said to "redeem" those shares. We have the option, on thirty days' notice, to redeem all (but not less than all) of the shares of 8% preferred stock at any time after October 1, 2001 for $10 per share, plus all accrued but unpaid dividends.

We Can Require Conversion of 8% Preferred Stock into Common Stock

           If the common stock has been trading at prices above a certain dollar amount (determined by a formula set forth in Section 6.8(g) of our certificate of incorporation), then we will have the right, at any time on or after October 1, 2001, to force a conversion of up to $50 million worth of 8% preferred stock at a time into shares of common stock. Purchasers of the shares of 8% preferred stock offered by this prospectus therefore risk having their shares converted, against their will, into shares of common stock.

We Can Require Exchange of 8% Preferred Stock

           If a majority of the holders of 8% preferred stock approve, we may exchange all (but not less than all) of the shares of 8% preferred stock for 8% subordinated notes at any time after April 1, 2000. Those notes will mature on October 1, 2011 and will have substantially the same economic terms, voting rights and conversion features as the 8% preferred stock. The 8% payments received by holders of 8% preferred stock are dividends; the corresponding payments received by holders of 8% subordinated notes would be interest. Corporate holders of 8% preferred stock therefore risk certain adverse tax consequences (i.e., the "dividends received" deduction will not be available) in the event of an exchange by Marvel of the shares of 8% preferred stock for 8% subordinated notes.



782128.2
                                        11

We Have Not Yet Assured Year 2000 Compliance


           We expect to incur Year 2000 conversion costs of approximately $1.0 million throughout the balance of 1998 and 1999. We are utilizing both internal and external sources to remediate, or replace, and test our software for Year 2000 modifications. We anticipate completing the Year 2000 project by June 30, 1999.

           We are in the process of completing an assessment of Year 2000 compliance for the Marvel Entertainment operations. Marvel Entertainment had not allocated resources to the Year 2000 project while it was in bankruptcy. We believe that we can successfully complete Marvel Entertainment's Year 2000 compliance by converting Marvel Entertainment's financial system into our financial system by August, 1999. Other systems used by Marvel Entertainment will be made Year 2000 compliant in conformance with our systems. We estimate that the costs to conform Marvel Entertainment will be under $500,000.

           The cost of the project and the date on which we believe we will complete the Year 2000 modifications are only estimates. We currently believe that the Year 2000 issue will not pose significant operational problems for our computer systems. We have begun to communicate with our customers and major suppliers in order to determine whether the Year 2000 issue will affect the ability of those companies' computer systems to interface with our systems or will otherwise affect the ability of those companies to transact business with us. We are not aware of any such material issues with our customers and suppliers at this time. We have not developed a detailed contingency plan. We assess our Year 2000 status regularly and will begin to develop comprehensive contingency plans if we believe we will not complete the Year 2000 project in a timely manner. If our Year 2000 project is not completed on a timely basis, or if our major customers or suppliers fail to address all the Year 2000 issues, we believe it could have a material adverse impact on our operations.


      RATIO OF COMBINED FIXED CHARGES AND PREFERENCE DIVIDENDS TO EARNINGS




                                                                                                              Nine Months Ended
                                                                                                        ---------------------------
                                                                                         Pro                            Pro
                                                                                        Forma                          Forma
                                  1993        1994       1995       1996       1997     1997      9/30/97   9/30/98    9/30/98
                                  ----        ----       ----       ----       ----     -----     -------   -------   --------
Ratio of Combined Fixed
Charges and Preference
Dividends to Earnings             4.08       16.16       67.63      57.64       --       --        --        --        --
                                  =================================================================================================


           For the purposes of the ratio of combined fixed charges and preference dividends to earnings, earnings were calculated by adding pretax income, interest expense and the portion of rents representative of an interest factor. Combined fixed charges consist of interest expense and the portion of rents representative of an interest factor. For the periods in which earnings were insufficient to cover combined fixed charges, the dollar amount of coverage deficiency was $49,721, $200,356, $26,754, $6,815 and $74,066 for the twelve months ended December 31, 1997, the pro-forma twelve months ended December 31, 1997, the nine months ended September 30, 1997 and 1998 and the pro-forma nine months ended September 30, 1998, respectively.



782128.2
                                       12

                           FORWARD-LOOKING STATEMENTS

           Certain information both included and incorporated by reference in this prospectus may contain forward- looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and as such may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend" or "project" or the negative thereof or other variations thereon or comparable terminology. Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in general economic conditions, our ability to integrate Marvel Entertainment's business, our ability to refinance the bridge loan we used to finance our acquisition of Marvel Entertainment, the level of media exposure or the popularity of our characters and trademarks, consumer acceptance of our new product introductions, a decrease in the level of media exposure or popularity of our characters resulting in declining revenues based on such characters, the lack of continued commercial success of properties owned by major licensors which have granted us licenses for our sports and entertainment trading card and sticker businesses, the timing and effectiveness of our programs designed to make our operations Year-2000 compliant, our dependence on Chinese manufacturers, U.S. trade relations with China, and continued pressure by certain of our major retail customers to significantly reduce their toy inventory levels. These risks and uncertainties should be considered in evaluating any forward-looking statements contained or incorporated by reference herein.



782128.2
                                       13

                        FEDERAL INCOME TAX CONSIDERATIONS


           The following is a summary of material federal income tax matters relating to our operations that may be relevant to our prospective stockholders. It is based upon current law and is not tax advice. This discussion does not address all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances, or to certain types of stockholders (including, without limitation, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) subject to special treatment under the federal income tax laws, nor does it give a detailed discussion of any state, local or foreign tax considerations.


           Each of our prospective stockholders is encouraged to consult its own tax advisor regarding the specific tax consequences to it of the purchase, ownership and sale of shares of common stock and/or 8% preferred stock of Marvel, including the federal, state, local, foreign and other tax consequences of such purchase, ownership and sale and of potential changes in applicable tax laws.

           The following discussion is a summary of certain U.S. federal income tax consequences expected to result from the implementation of the Plan. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), as in effect on the date hereof and on United States Treasury
Regulations in effect (or in certain cases, proposed) on the date hereof, as well as judicial and administrative interpretations thereof available on or before such date. All of the foregoing are subject to change, which change could apply retroactively and could affect the tax consequences described below. There can be no assurance that the Internal Revenue Service (the "IRS") will not take a contrary view with respect to one or more of the issues discussed below, and no ruling from the IRS has been or will be sought with respect to any issues which may arise under the Plan. This summary is for general information only and does not purport to address all of the U.S. federal income tax consequences that may be applicable to Marvel. This discussion does not address state, local or foreign tax considerations that may be applicable.

           The merger is expected to be characterized as a transfer of the stock of Marvel Entertainment to Marvel upon which, for Federal income tax purposes, Marvel is not expected to recognize any gain or loss.

           The reclassification on October 1, 1998 of the two then-existing classes of common stock of Marvel into one class of common stock is expected to be treated as a nontaxable recapitalization of Marvel in which neither the stockholders nor Marvel will recognize gain or loss.

           a.   Utilization  of  Marvel   Entertainment's   net  operating  loss
carryovers and built-in losses.

           Section 382 of the Code imposes an annual limitation on the amount of taxable income of a "loss corporation" that may be offset by net operating loss carryovers ("NOLs") and certain built-in losses (referred to collectively as pre- change loss) that are attributable to the period preceding an "ownership change." The NOLs of Marvel Entertainment and its subsidiaries may be subject to an existing limitation. Marvel Entertainment and its subsidiaries may also have had a built-in loss at the time of the merger. Upon consummation of Marvel Entertainment's plan of reorganization, Marvel Entertainment and its subsidiaries underwent an ownership change within the meaning of section 382 of the Code. As a result, the NOLs of Marvel Entertainment and its subsidiaries will be subject to a section 382 limitation. In addition, Marvel may also undergo an ownership change within the meaning of section 382 of the Code. Thus, to the extent that Marvel is a loss corporation, such losses will be limited. No assurance can be provided that the Marvel Entertainment NOL carryovers and built-in losses (if any) will be available to offset income.



782128.2
                                       14

           b. Preferred Stock Dividends.


           Because Marvel is required to redeem the 8% preferred stock on October 1, 2011 for an amount equal to its liquidation preference plus all accrued and unpaid dividends, whether or not declared, to the redemption date, for federal income tax purposes, holders of the 8% preferred stock will be deemed to have received, each year, an amount equal to the dividends accruing on the 8% preferred stock, regardless of whether they receive cash distributions. If and to the extent Marvel has current or accumulated earnings and profits, this deemed distribution will be treated as ordinary dividend income. If the deemed distribution exceeds the current or accumulated earnings and profits of Marvel, the excess will be a return of capital (requiring the holders of the 8% preferred stock to reduce their tax basis in the 8% preferred stock and then recognize gain). In addition, if at any time Marvel makes a distribution to its shareholders and, pursuant to the antidilution provisions of the 8% preferred stock, the conversion rate of the 8% preferred stock is increased, such increase may be deemed to be the payment of a taxable dividend to the holders of the 8% preferred stock.

           Because the 8% preferred stock is subject to mandatory redemption and, subject to certain limitations, is exchangeable for 8% Convertible Subordinated Debentures at the Marvel's option, there is a risk that the 8% preferred stock could be treated as indebtedness for federal income tax purposes. Marvel intends to take the position (which counsel believes is reasonable) that the 8% preferred stock constitutes stock for federal income tax purposes and, therefore, the material tax consequences to holders of 8% preferred stock should be as described herein. If, however, it is determined that the 8% preferred stock is debt, corporate holders would not be entitled to the benefit of the dividends received deduction discussed below and the yield to the holders of the 8% preferred stock would be taxable as original issue discount (i.e., interest income), whether or not actual cash payments are received and whether or not Marvel has current or accumulated earnings and profits. The remainder of the discussion assumes that the 8% preferred stock will be classified as stock for federal income tax purposes.

           Taxable dividends on the 8% preferred stock should qualify for the dividends received deduction in the hands of qualifying corporate holders, subject to the minimum holding period requirements and other applicable requirements (including the disallowance of the dividends received deduction to the extent a corporate shareholder incurs interest expense on debt directly attributable to the 8% preferred stock). A corporate shareholder's liability for alternative minimum tax may be affected by the portion of the dividends received that are deducted in computing taxable income.

           Section 1059 of the Code reduces the benefit of the dividends received deduction with respect to "extraordinary dividends" by requiring a corporate shareholder to reduce its basis in the 8% preferred stock (but not below zero) by the nontaxed portion (as a result of the dividends received deduction) of any "extraordinary dividend" if the holder has not held the 8% preferred stock for more than two years before the earliest of the dates on which the corporation declares, announces, or agrees to, the amount or payment of such dividend. In addition, an amount treated as a dividend in the case of a redemption that is either non-pro rata as to all shareholders, in partial liquidation, or which would not have been treated as a dividend if any options had not been taken into account under Section 318(a)(4) of the Code or if
Section 304(a) of the Code had not applied, would also constitute an extraordinary dividend even if the 8% preferred stock were held for more than two years before the date of announcement or agreement with respect to the redemption. If the nontaxed portion of all extraordinary dividends exceeds the corporate holder's basis, the excess is treated as taxable gain. The dividends on the 8% preferred stock may constitute extraordinary dividends for this purpose. An "extraordinary dividend" on the 8% preferred stock would generally be a dividend (including a deemed dividend) that either equals or exceeds 5 percent of the holder's basis in such stock, treating all dividends having ex-dividend dates within an eighty-five-day period as one dividend, or exceeds 20 percent of the holder's basis in such stock, treating all dividends having ex-dividend dates within a 365- day period as one dividend. However, if the market value can be established by the holder to the satisfaction of the Secretary of the Treasury, it may be substituted for stock basis.



782128.2
                                       15

           If stock pays fixed dividends at least annually, has no dividends in arrears at the time it is acquired by a corporate holder, and does not have an actual rate of return exceeding 15 percent, then a fixed dividend paid with respect to such stock will be a "qualified preferred dividend" that may qualify for special relief under Section 1059 of the Code. Under this relief provision,
(a) a qualified preferred dividend is not treated as "extraordinary" if the taxpayer holds such stock for more than five years or (b) if the taxpayer disposes of such stock before it has been held for more than five years, then the amount of the basis reduction under Section 1059 of the Code with respect to such dividends will not be greater than the excess (if any) of (i) the qualified preferred dividends paid with respect to such stock during the period the taxpayer held the stock over (ii) the qualified preferred dividends that would have been paid during such period on the basis of the stated rate of return. For purposes of determining the actual rate of return or the stated rate of return, the average amount of actual dividends received (or deemed received under Section 305 of the Code), or the stated dividends, as the case may be, are compared with the lesser of the holder's adjusted tax basis in the stock or the liquidation preference (excluding dividend arrearages) of the stock.



           c. Conversion of 8% Preferred Stock to Common Stock.


           If the 8% preferred stock is converted to common stock, neither the holder of the 8% preferred stock nor Marvel should recognize gain or loss for federal income tax purposes. Income will generally be recognized, however, to the extent common stock is received in payment of dividends in arrears. The tax basis for the 8% preferred stock will be transferred to the common stock in the hands of a converting shareholder.


           d. Redemption of 8% Preferred Stock for Cash.


           A redemption of the 8% preferred stock will be a taxable event that will be treated as a sale or exchange (on which capital gain or loss may be realized) if the redemption (a) results in a "complete termination" of the stockholder's stock interest in Marvel under Section 302(b)(3) of the Code, (b) is "substantially disproportionate" with respect to the shareholder under
Section 302(b)(2) of the Code, or (c) is "not essentially equivalent to a dividend" with respect to the stockholder under Section 302(b)(1) of the Code. The gain or loss recognized will be an amount equal to the difference between the stockholder's adjusted tax basis in the 8% preferred stock and the amount of cash received (less any cash received in payment of accumulated and declared but unpaid dividends, which will be taxable as ordinary income if not previously included in a holder's income). In determining whether any of these tests has been met, shares considered to be owned by the stockholder by reason of certain constructive ownership rules set forth in Section 318 of the Code, as well as shares actually owned, must be taken into account. A holder's gain, if any, will generally be considered a capital gain and will be long-term if the holder has held the 8% preferred stock for more than one year. Capital gains realized by corporations are generally taxed at the same rates applicable to ordinary income, although non-corporate taxpayers who realize long-term capital gains may be subject to a reduced tax rate of 20% on such gains, rather than the "regular" maximum tax rate of 39.6%. Tax rates may increase prior to the time when holders may realize gains.

           Because satisfaction of either of these tests will depend on the particular facts and circumstances of each holder of 8% preferred stock as they exist at the time of the redemption, each holder is urged to consult its own tax adviser as to whether it would be entitled to sale or exchange treatment in connection with such a redemption.

           If a redemption of the 8% preferred stock does not meet any of the tests under Section 302 of the Code, it will be treated as a distribution that is taxable as a dividend under Section 301 of the Code to the extent of Marvel's current or accumulated earnings and profits. The dividend amount should be the amount of cash received by the stockholder. If a corporate stockholder has dividend treatment on a redemption of the 8% preferred stock, the dividend will be an extraordinary dividend under Section 1059 of the Code irrespective of such holder's holding period.



782128.2
                                       16

           e. Conversion of 8% Preferred Stock to 8% Convertible Subordinated Debentures.


           Marvel may, under certain circumstances, exchange all of the 8% preferred stock for 8% Convertible Subordinated Debentures of Marvel. If this occurs, the treatment to the holders of the 8% preferred stock will generally be as described in subparagraph (d), above. If gain or loss is recognized for federal income tax purposes, an amount equal to the difference between the issue price of the 8% Convertible Subordinated Debentures (less any amount attributable to accumulated and declared but unpaid dividends, which will be taxable as ordinary income if not previously included in a holder's income) and the holders' adjusted tax basis in the 8% preferred stock will be taken into account. If issuance of the 8% Convertible Subordinated Debentures is treated as a dividend, the amount of the distribution should be the issue price of the 8% Convertible Subordinated Debentures. If the 8% Convertible Subordinated Debentures have original issue discount upon their issuance, a holder will be required to include in income an amount equal to the sum of the "daily portions" of such original issue discount, even if the holder does not receive cash payments of interest.


           f. Backup Withholding.


           Under Section 3406 of the Code and under applicable Treasury regulations, a noncorporate holder of 8% preferred stock, 8% Convertible Subordinated Debentures, or common stock may be subject to backup withholding at the rate of 31 percent with respect to dividends or interest paid on, original issue discount accrued with respect to, or the proceeds of a sale, exchange, or redemption of, 8% preferred stock, 8% Convertible Subordinated Debentures, or common stock, as the case may be. The payor will be required to deduct and withhold the prescribed amounts if (i) the payee fails to furnish a taxpayer identification number (TIN) to the payor, (ii) the Internal Revenue Service notifies the payor that the TIN furnished by the payee is incorrect, (iii) there has been a "notified payee under-reporting" described in Section 3406(c) of the Code, or (iv) there has been a failure of the payee to certify under penalty of perjury that the payee is not subject to withholding under Section 3406(a)(1)(C) of the Code. If any one of the events listed above occurs, Marvel will be required to withhold an amount equal to 31 percent from any dividend payment made with respect to 8% preferred stock or common stock, any payment of interest or principal pursuant to the terms of the 8% Convertible Subordinated Debentures, or any payment of proceeds of a redemption of such instruments, to a noncorporate holder. Amounts paid as backup withholding do not constitute an additional tax and will be credited against the holder's federal income tax liabilities.


                                 USE OF PROCEEDS


           Any shares offered under this prospectus will be offered by the selling stockholders. See "Plan of Distribution." We will not receive any proceeds from the sale of shares offered under this prospectus.





782128.2
                                       17

                              SELLING STOCKHOLDERS


           The following table sets forth certain information with respect to the amount of common stock and 8% preferred stock held by each selling stockholder as of the date of this prospectus. The table indicates the nature of any position, office, or other material relationship which the selling stockholder has had within the past three years with Marvel or any of its predecessors or affiliates. Certain of the selling stockholders are parties to the stockholders' agreement, which is described in "RISK FACTORS--Control by Certain Stockholders." Those parties are identified in the table. The selling stockholders may offer all or part of the common stock or 8% preferred stock covered by this prospectus. No estimate, therefore, can be given as to the amount of common stock or 8% preferred stock that will be held by the selling stockholders upon completion of the offering. The common stock and 8% preferred stock offered by this prospectus may be offered from time to time by the selling stockholders named below.




                A                          B                  C                D               E                F
                                                                                                            Percentage
                                       Number of          Number of        Number of       Number of       Represented
                                       Shares of          Shares of         Existing         Common         by Columns
                                      8% Preferred      Common Stock       Shares of         Shares          C and D
                                      Stock Owned      Underlying the        Common        Covered by      Combined of
       Name, Address, and            and Covered by     Shares Listed       Stock(2)          this            Shares
     Relationship to Marvel        this Prospectus(1)    in Column B         Owned       Prospectus(3)    Outstanding(4)
     ----------------------        ------------------  --------------      ---------     -------------    --------------
Dickstein & Co., L.P.(5)               2,419,609          2,513,973        1,458,029       3,972,002           7.8%
c/o Dickstein Partners Inc.
660 Madison Avenue
16th Floor
New York, NY  10021
** Signatory of Stockholders'
Agreement **
Dickstein Focus Fund L.P.(5)            232,577            241,647          195,620         437,267            0.9%
c/o Dickstein Partners Inc.
660 Madison Avenue
16th Floor
New York, NY  10021
** Signatory of Stockholders'
Agreement **
Dickstein International Limited(5)      805,876            837,305          613,967        1,451,272           2.8%
c/o Dickstein Partners Inc.
660 Madison Avenue
16th Floor
New York, NY  10021
** Signatory of Stockholders'
Agreement **


782128.2
                                       18

                A                          B                  C                D               E                F
                                                                                                            Percentage
                                       Number of          Number of        Number of       Number of       Represented
                                       Shares of          Shares of         Existing         Common         by Columns
                                      8% Preferred      Common Stock       Shares of         Shares          C and D
                                      Stock Owned      Underlying the        Common        Covered by      Combined of
       Name, Address, and            and Covered by     Shares Listed       Stock(2)          this            Shares
     Relationship to Marvel        this Prospectus(1)    in Column B         Owned       Prospectus(3)    Outstanding(4)
     ----------------------        ------------------  --------------      ---------     -------------    --------------
Elyssa Dickstein, Jeffrey                50,000            51,950              0             51,950            0.1%
Schwarz and Alan Cooper as
Trustees U/T/A/D 12/27/88,
Mark Dickstein, Grantor(5)
c/o Dickstein Partners Inc.
660 Madison Avenue
16th Floor
New York, NY  10021
** Signatory of Stockholders'
Agreement **
Mark Dickstein and Elyssa                10,000            10,390              0             10,390             *
Dickstein, as Trustees of the
Mark and Elyssa Dickstein
Foundation(5)
c/o Dickstein Partners Inc.
660 Madison Avenue
16th Floor
New York, NY  10021
** Signatory of Stockholders'
Agreement **
Elyssa Dickstein(5)                     140,000            145,460             0            145,460            0.3%
c/o Dickstein Partners Inc.
660 Madison Avenue
16th Floor
New York, NY  10021
** Signatory of Stockholders'
Agreement **
Mark Dickstein(5)                          0                  0              47,500          47,500             *
c/o Dickstein Partners Inc.
660 Madison Avenue
16th Floor
New York, NY  10021
** Director and Signatory of
Stockholders' Agreement **
Object Trading Corp.(6)                3,492,852          3,629,073          33,500        3,662,573           7.2%
685 Third Avenue
New York, NY  10017
** Signatory of Stockholders'
Agreement **


782128.2
                                       18

                A                          B                  C                D               E                F
                                                                                                            Percentage
                                       Number of          Number of        Number of       Number of       Represented
                                       Shares of          Shares of         Existing         Common         by Columns
                                      8% Preferred      Common Stock       Shares of         Shares          C and D
                                      Stock Owned      Underlying the        Common        Covered by      Combined of
       Name, Address, and            and Covered by     Shares Listed       Stock(2)          this            Shares
     Relationship to Marvel        this Prospectus(1)    in Column B         Owned       Prospectus(3)    Outstanding(4)
     ----------------------        ------------------  ---------------     ---------     -------------    --------------
Zib Inc.(6)                                0                  0            9,256,000       9,256,000          18.1%
1105 North Market Street
Room 1300
Wilmington, DE  19801
** Signatory of Stockholders'
Agreement **
The Laura & Isaac Perlmutter               0                  0             250,000         250,000            0.5%
Foundation Inc.(6)
P.O. Box 1028
Lake Worth, FL  33460
** Signatory of Stockholders'
Agreement **
Avi Arad                                   0                  0            4,150,000       4,150,000           8.1%
1698 Post Road East
Westport, CT  06880
** Director and Signatory of
Stockholders' Agreement **
The President and Fellows of            551,300            572,800          484,997        1,057,797           2.1%
Harvard College (7)
c/o Whippoorwill Associates,
Incorporated
11 Martine Avenue
White Plains, NY  10606
Attn: Shelley F. Greenhaus
The Rockefeller Foundation (7)          208,488            216,619          121,539         338,158            0.7%
c/o Whippoorwill Associates,
Incorporated
11 Martine Avenue
White Plains, NY  10606
Attn: Shelley F. Greenhaus
Vega Partners II, L.P. (7)              234,592            243,741          137,458         381,199            0.7%
c/o Whippoorwill Associates,
Incorporated
11 Martine Avenue
White Plains, NY  10606
Attn: Shelley F. Greenhaus
Vega Partners III, L.P. (7)             543,273            564,460          317,594         882,054            1.7%
c/o Whippoorwill Associates,
Incorporated
11 Martine Avenue
White Plains, NY  10606
Attn: Shelley F. Greenhaus


782128.2
                                       19


                A                          B                  C                D               E                F
                                                                                                            Percentage
                                       Number of          Number of        Number of       Number of       Represented
                                       Shares of          Shares of         Existing         Common         by Columns
                                      8% Preferred      Common Stock       Shares of         Shares          C and D
                                      Stock Owned      Underlying the        Common        Covered by      Combined of
       Name, Address, and            and Covered by     Shares Listed       Stock(2)          this            Shares
     Relationship to Marvel        this Prospectus(1)    in Column B         Owned       Prospectus(3)    Outstanding(4)
     ----------------------        ------------------  --------------       ---------    -------------    --------------
Vega Partners IV, L.P. (7)              342,656            356,019          200,814         556,833            1.1%
c/o Whippoorwill Associates,
Incorporated
11 Martine Avenue
White Plains, NY  10606
Attn: Shelley F. Greenhaus
Vega Offshore Fund Trust (7)            138,552            143,955           86,109         230,064            0.5%
c/o Whippoorwill Associates,
Incorporated
11 Martine Avenue
White Plains, NY  10606
Attn: Shelley F. Greenhaus
Whippoorwill Associates, Inc.            2,703              2,808            1,896           4,704              *
Profit Sharing Plan (7)
c/o Whippoorwill Associates,
Incorporated
11 Martine Avenue
White Plains, NY  10606
Attn: Shelley F. Greenhaus
Foothill Capital Corporation             1,611              1,673              0             1,673              *
11111 Santa Monica Blvd., Suite
1500
Los Angeles, CA 90025
Attn: Karen Sandler
Foothill Partners II, L.P.               16,286            16,921              0             16,921             *
11111 Santa Monica Blvd., Suite
1500
Los Angeles, CA 90025
Attn: Karen Sandler
Foothill Partners III, L.P.              39,835            41,388              0             41,388             *
11111 Santa Monica Blvd., Suite
1500
Los Angeles, CA 90025
Attn: Karen Sandler
Elliott Associates, L.P.                142,200            147,745             0            147,745            0.3%
712 Fifth Avenue, 35th Floor
New York, NY 10019
Attn: Michael Stephen


782128.2
                                       20

                A                          B                  C                D               E                F
                                                                                                            Percentage
                                       Number of          Number of        Number of       Number of       Represented
                                       Shares of          Shares of         Existing         Common         by Columns
                                      8% Preferred      Common Stock       Shares of         Shares          C and D
                                      Stock Owned      Underlying the        Common        Covered by      Combined of
       Name, Address, and            and Covered by     Shares Listed       Stock(2)          this            Shares
     Relationship to Marvel        this Prospectus(1)    in Column B         Owned       Prospectus(3)    Outstanding(4)
     ----------------------        ------------------  --------------       --------     -------------    --------------
Morgan Stanley & Co.                   2,166,908          2,251,417        1,769,375       4,020,792           7.9%
Incorporated
c/o Morgan Stanley
1585 Broadway
New York, NY 10036
Attn: Edgar Sabounghi
** Signatory of Stockholders'
Agreement **
The Chase Manhattan Bank                777,201            807,511         1,288,777       2,096,288           4.1%
380 Madison Avenue, 9th Floor
New York, NY  10071
Attn: Susan Atkins
** Signatory of Stockholders'
Agreement **
---------------------------------  ------------------ -----------------  -------------- ---------------- ----------------
TOTAL                                  12,316,519        12,796,855        20,413,175      33,210,030         65.1%

* = Less than 0.1%


(1) In the case of each selling stockholder, all the shares of 8% preferred stock listed in Column B may be offered pursuant to this prospectus. In addition, shares of 8% preferred stock paid as dividends in kind on the shares of 8% preferred stock listed in Column B may be offered pursuant to this prospectus. The total number of shares of 8% preferred stock covered by this prospectus is 15,620,234, which is equal to 12,316,519 (the total of the numbers in Column B) plus 3,303,715 (the approximate number of shares of 8% preferred stock that would be necessary to pay dividends in kind on 12,316,519 shares of 8% preferred stock for three years). See Note 3 for the total number of shares of common stock offered pursuant to this prospectus.

(2)      Does not include shares of common stock listed in Column C.

(3) The total number of shares of common stock offered pursuant to this prospectus is 36,642,683, which is equal to 33,210,030 (the total of the numbers in Column E) plus 3,432,653 (the number of shares of common stock that underlie the shares of 8% preferred stock that would be necessary to pay dividends in kind on 12,316,519 shares of 8% preferred stock for three years; see Note 1). See Note 1 for the total number of shares of 8% preferred stock offered pursuant to this prospectus.

(4) Refers to the 51,011,227 shares of common stock that would be outstanding if all outstanding shares of 8% preferred stock were converted into shares of common stock. Does not include shares that would be outstanding if warrants or rights were exercised.


(5)      (a) Dickstein  & Co.,  L.P.  is a Delaware  limited  partnership.

         (b) Dickstein Focus Fund L.P. is a Delaware limited partnership.

782128.2
                                       22

         (c) Dickstein International Limited is a limited-liability, open-end investment fund incorporated as an international business company in the Territory of the British Virgin Islands.

         (d)  Elyssa  Dickstein,  Jeffrey  Schwarz  and Alan  Cooper as Trustees
              U/T/A/D 12/27/88, Mark Dickstein, Grantor is a New York trust established by Mark Dickstein, as Grantor, for the benefit of his children. Elyssa Dickstein, Jeffrey Schwarz and Alan Cooper are the trustees of the trust. Mark Dickstein has no beneficial interest in the trust.


         (e) The Mark and Elyssa Dickstein Foundation is a New York Trust organized to be exempt from federal income taxes under Section 501(c)(3) of the Internal Revenue Code.

         (f) Mark Dickstein, a director and principal stockholder of Marvel, is the president, sole stockholder and sole director of Dickstein Partners Inc., a Delaware corporation that is the advisor to Dickstein International Limited and is the general partner of Dickstein Partners, L.P., a Delaware limited partnership which in turn is the general partner of both Dickstein & Co., L.P. and Dickstein Focus Fund L.P. Mr. Dickstein is a trustee and the grantor of the Mark and Elyssa Dickstein Foundation and has the sole and exclusive authority to invest the principal of that foundation.


         (g) Elyssa Dickstein is the wife of Mark Dickstein and is a trustee of the Mark and Elyssa Dickstein Foundation and the trust described in (d), above.


     (6) (a) Object Trading Corp., a Delaware corporation, is wholly owned by Isaac Perlmutter, a director and principal stockholder of Marvel.


         (b) Zib Inc., a Delaware corporation, is wholly owned by the Isaac Perlmutter T.A., a Florida trust established by Mr. Perlmutter (the "Trust"). Mr. Perlmutter is a trustee and the sole beneficiary of the Trust, and may revoke the Trust at any time.

         (c)  Mr.  Perlmutter  is a director  and the  president  of The Laura &
              Isaac  Perlmutter   Foundation  Inc.,  a  Florida   not-for-profit
              corporation.

     (7) Whippoorwill Associates, Incorporated, a Delaware corporation, as agent of and/or general partner for these accounts, is a signatory of the Stockholders' Agreement.


                              PLAN OF DISTRIBUTION


           The shares of common stock and 8% preferred stock covered by this prospectus are now owned by the selling stockholders. As used in the rest of this section of the prospectus, the term "Selling Stockholders" includes the named selling stockholders and any of their pledgees, donees, transferees or other successors in interest selling shares received from a named selling stockholder after the date of this prospectus. The shares of common stock and 8% preferred stock covered by this prospectus are referred to in this section as the "Shares." The selling stockholders may offer and sell, from time to time, some or all of the Shares. We have registered the Shares for sale by the selling stockholders so that the Shares will be freely tradeable by them. Registration of the Shares does not mean, however, that the Shares will necessarily be offered or sold. We will not receive any proceeds from any offering or sale by the selling stockholders of the Shares. We will pay all costs, expenses and fees in connection with the registration of the Shares. The selling stockholders will pay all brokerage commissions and similar selling expenses, if any, attributable to the sale of the Shares.

           The selling stockholders may sell the Shares from time to time, at market prices prevailing at the time of sale or at negotiated prices, by methods such as the following: (a) on markets where our common stock or 8% preferred stock is traded or in an exchange distribution in accordance with the rules of the exchange; (b) in privately negotiated transactions; (c) through broker-dealers, which may act as agents or principals; (d) in a block trade in which a broker-dealer will attempt to sell a block of Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (e) through one or more underwriters on a firm commitment or best-efforts basis; (f) directly to one or more purchasers; (g) through agents;
(h) through put or call



782128.2
                                       23
option  transactions,  forward contracts or equity swaps relating to the Shares;
(i)  through  short  sales  of  the  Shares  by  the  selling   stockholders  or
counterparties to those transactions; or (j) in any combination of the above.



           In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. The broker-dealer transactions may include (a) purchases of the Shares by a broker-dealer as principal and resales of the Shares by the broker-dealer for its account pursuant to this prospectus; (b) ordinary brokerage transactions; or
(c) transactions in which the broker-dealer solicits purchasers.

           If a material  arrangement  with any underwriter,  broker,  dealer or other agent is entered into for the sale of any Shares through a secondary distribution, or a purchase by a broker or dealer, a prospectus supplement will be filed, if necessary, pursuant to Rule 424(b) under the Securities Act disclosing the material terms and conditions of such arrangement. If an underwriter or underwriters are used in the sale of Shares, Marvel and the selling stockholders will execute an underwriting agreement with such underwriter or underwriters at the time an agreement for such sale is reached. The underwriter or underwriters with respect to an underwritten offering of Shares and the other material terms and conditions of the underwriting will be set forth in a prospectus supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of such prospectus supplement. In connection with the sale of Shares, underwriters will receive compensation in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Shares for whom they may act as agent. Underwriters may sell to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

           The Shares may be sold either at a fixed price or prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

           The selling stockholders and any underwriters, broker-dealers or agents participating in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of the Shares by the selling stockholders and any commissions received by any such broker-dealers or agents may be deemed to be underwriting commissions under the Securities Act. We have agreed to indemnify some of the selling stockholders -- those who signed a Registration Rights Agreement with us, dated as of October 1, 1998 --, and each person or entity which participates as or may be deemed to be an underwriter in the offering or sale of those selling stockholders' shares, against certain liabilities (and to contribute to payments in respect thereof), including liabilities arising under the Securities Act. The selling stockholders may agree to indemnify any agent or broker-dealer that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the Securities Act.

                       WHERE YOU CAN FIND MORE INFORMATION

           We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the Securities and Exchange Commission's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549, 7 World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our Securities and Exchange Commission filings are also available to the public from the Securities and Exchange Commission's Website at "http://www.sec.gov."

           The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:



782128.2
                                       24

1. Our Annual Report on Form 10-K for the year ended December 31, 1997;

2. Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998;

3. Our Current Reports on Form 8-K filed with the Securities and Exchange Commission on August 3, 1998, October 2, 1998, and October 14, 1998, our Current Report on Form 8-K/A filed on October 16, 1998, and our Current Report on Form 8-K/A-2 filed on November 25, 1998 (which incorporates by reference the consolidated financial statements included in Marvel Entertainment Group, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1997 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998);

4. Our descriptions of our common stock and 8% preferred stock contained in our Registration Statements on Form 8-A filed on October 2, 1998 (SEC File Nos. 001-13638 and 000-24937); and

5. The section entitled "THE MARVEL PROPOSALS -- Securities to be Issued and Transferred under the Plan" on pages 82 -87 of our Proxy Statement on Schedule 14A (SEC File No. 001-13638), as filed with the Securities and Exchange Commission on August 13, 1998, which includes descriptions of our common stock and 8% preferred stock.

           You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

           David J. Fremed, Chief Financial Officer
           Marvel Enterprises, Inc.
           685 Third Avenue
           New York, NY 10017
           Telephone requests may be directed to (212) 558-5100.

           This prospectus is part of a registration statement we filed with the Securities and Exchange Commission. You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.


                                    EXPERTS

           The consolidated financial statements of Toy Biz, Inc. appearing in Toy Biz, Inc.'s (now known as Marvel Enterprises, Inc.) Annual Report (Form 10-K) for the year ended December 31, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

           The consolidated financial statements of Marvel Entertainment Group, Inc. appearing in Marvel Entertainment Group, Inc.'s Annual Report (Form 10-K/A) for the year ended December 31, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                  LEGAL MATTERS


782128.2
                                       25

           The validity of the shares of common stock offered hereby will be passed upon for us by Battle Fowler LLP, New York, New York. Lawrence Mittman, a director of Marvel, is a partner in Battle Fowler LLP.





--------------------------------------------------------------------------------       --------------------------------------------

--------------------------------------------------------------------------------       --------------------------------------------




No dealer,  salesperson or other individual                                                 36,642,683 Shares of Common Stock
has been authorized to give any information
or make any  representations  not contained                                                 15,620,234 Shares of 8% Cumulative
in this  prospectus in connection  with the                                                     Convertible Exchangeable
offering  covered  by this  prospectus.  If                                                            Preferred Stock
given  or   made,   such   information   or
representation  must not be relied  upon as
having been authorized by us or the selling
stockholders.   This  prospectus  does  not
constitute   an  offer   to   sell,   or  a
solicitation  of an  offer  to buy,  common
stock and or the 8% preferred  stock in any
jurisdiction  where,  or to any  person  to
whom,  it is unlawful to make such offer or
solicitation.  Neither the delivery of this                                                        MARVEL ENTERPRISES, INC.
prospectus  nor  any  sale  made  hereunder
shall, under any  circumstances,  create an
implication  that  there  has not  been any
change  in the  facts  set  forth  in  this
prospectus  or in our  affairs of since the
date hereof.


                                                                                            ------------------------------


       ----------------------------
                                                                                                       Prospectus
             TABLE OF CONTENTS
       ----------------------------                                                         ------------------------------


                 Prospectus


                                                                            Page
                                                                            ----
Prospectus Summary.............................................................3
Risk Factors...................................................................5
Ratio of Combined Fixed Charges and
   Preference Dividends to Earnings...........................................11
Forward-Looking Statements....................................................12
Federal Income Tax Considerations.............................................13                    December 23, 1998
Use of Proceeds...............................................................16
Selling Stockholders..........................................................17
Plan of Distribution..........................................................22
Where You Can Find More Information...........................................23
Experts.......................................................................24
Legal Matters.................................................................24





--------------------------------------------------------------------------------        -------------------------------------------

--------------------------------------------------------------------------------        -------------------------------------------





782128.2

PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.       Other Expenses of Issuance and Distribution


           Set forth below is an estimate of the approximate amount of the fees and expenses (other than underwriting discounts and commissions) incurred in connection with the issuance and distribution of the shares of common stock and 8% preferred stock to be registered under this Registration Statement. The selling stockholders will bear no portion of the fees and expenses estimated below. Those fees and expenses will be borne entirely by Marvel.



Securities and Exchange Commission, registration fee...................................................$    87,272
Federal taxes....................................................................................................0
State taxes and fees.............................................................................................0
Transfer agent's fees............................................................................................0
Engineering fees.................................................................................................0
Printing and engraving costs................................................................................25,000
Mailing expenses.............................................................................................1,000
Accounting fees and expenses................................................................................35,000
Legal fees and expenses....................................................................................100,000
Miscellaneous expenses......................................................................................20,000
                                                                                                           -------

              Total......................................................................................$ 268,272
                                                                                                           =======


Item 15.        Indemnification of Directors and Officers


           In accordance with Section 102(b)(7) of the Delaware General Corporation Law, Article X of our Certificate of Incorporation eliminates, with certain exceptions, our directors' personal liability to Marvel or its stockholders for monetary damages for breach of fiduciary duty as a director.

           Article 6 of our By-Laws provides, to the extent permitted by the Delaware General Corporation Law, for our indemnification of present or former directors, officers or incorporators of Marvel against various costs they may incur in connection with certain lawsuits and similar proceedings in which they become involved by reason of their relationship to Marvel. Only those who have acted in good faith are entitled to our indemnification. In certain cases, our indemnification payments may be made, conditionally, before the lawsuit or similar proceeding is complete.



Item 16.        Exhibits

2.1       --    Fourth  Amended  Plan of  Reorganization  filed with the United
                States  District Court for the District of Delaware on July 31,
                1998 by certain creditors of Marvel  Entertainment  Group, Inc.
                and the Registrant, with attached exhibits (incorporated by reference to Exhibit 2.1 to the Registrant's Current Report on Form 8-K, dated as of October 13, 1998, and filed on October
                14, 1998).


4.1       --    The   Registrant's   Restated   Certificate  of   Incorporation
                (incorporated  by reference to Exhibit 4.1 to the  Registrant's
                Current Report on Form 8-K, dated as of October 13, 1998, and filed on October 14, 1998).



782128.2
                                      II-1

5.1    --       Opinion of Battle Fowler LLP.

12.1   --       Statements re: Computation of Ratios.*


23.1   --       Consents of Experts and Counsel.
23.2   --       Consents of Experts and Counsel.


24.1   --       Power of Attorney.*


*  Previously filed.



Item 17.    Undertakings

            The undersigned Registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered

782128.2
                                      II-2
therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 15 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act, and will be governed by the final adjudication of such issue.

782128.2
                                      II-3

                                   SIGNATURES


           Pursuant to the requirement of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, New York, on the 23rd day of December, 1998.



                                          MARVEL ENTERPRISES, INC.
                                          a Delaware corporation (Registrant)




                                          By: /s/ ERIC ELLENBOGEN
                                              -------------------------------
                                              Eric Ellenbogen
                                              Chief Executive Officer



                                POWER OF ATTORNEY

           Each person whose signature appears below hereby constitutes and appoints William H. Hardie, III and David J. Fremed and each or either of them, his true and lawful attorney-in-fact with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933) and to cause the same to be filed, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing whatsoever requisite or desirable to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all acts and things that said attorneys-in-fact and agents, or either of them, or their substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

           Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the dates indicated.




SIGNATURE                                          TITLE                                           DATE


                  *                                Chairman of the Board and Director              December __, 1998
-----------------------------------------
Morton E. Handel

     /s/ ERIC ELLENBOGEN                           Chief Executive Officer (principal              December 23, 1998
-----------------------------------------          executive officer)
Eric Ellenbogen


SIGNATURE                                          TITLE                                           DATE





   /s/ DAVID J. FREMED                             Chief Financial Officer and                     December  23, 1998
-----------------------------------------          Treasurer (principal financial and
David J. Fremed                                    accounting officer)


             *                                     Director                                        December __, 1998
-----------------------------------------
Avi Arad

  /s/ MARK DICKSTEIN                               Director                                        December 23, 1998
-----------------------------------------
Mark Dickstein

 /s/ ERIC ELLENBOGEN                               Director                                        December 23, 1998
-----------------------------------------
Eric Ellenbogen

                       *                           Director                                        December __, 1998
-----------------------------------------
Shelley F. Greenhaus

                       *                           Director                                        December __, 1998
-----------------------------------------
James F. Halpin

                       *                           Director                                        December __, 1998
-----------------------------------------
Michael M. Lynton

                       *                           Director                                        December __, 1998
-----------------------------------------
Lawrence Mittman

                       *                           Director                                        December __, 1998
-----------------------------------------
Isaac Perlmutter




                     *                             Director                                        December __, 1998
-----------------------------------------
Rod Perth

                     *                             Director                                        December __, 1998
-----------------------------------------
Michael J. Petrick




*By: /s/ DAVID J. FREMED                                                                           December 23, 1998
     --------------------------
     David J. Fremed
     Attorney-in-fact